Exhibit 12.1
Canadian Imperial Bank of Commerce
Computation of Ratio of Earnings to Fixed Charges

	Through
	Apr 30,	Twelve Months Ended October 31,
	2008	2007	2006	2005	2004	2003
	(C$ millions except ratios)
Canadian GAAP

Earnings:
Earnings before income taxes	(4,293)	3,852	3,299	828	2,848	2,162
Fixed charges, excluding interest on deposits	1,263	3,377	2,914	2,190	1,757	2,095

Subtotal	(3,030)	7,229	6,213	3,018	4,605	4,257
Interest on Deposits	3,955	8,050	6,105	4,346	3,391	3,776

Total	925	15,279	12,318	7,364	7,996	8,033

Fixed Charges:
Interest expense, excluding interest on deposits	1,165	3,169	2,729	1,978	1,545	1,883
Interest component of rental expense (1)	98	204	185	211	212	219
Interest capitalized	—	—	—	—	13	78
Amortization of subordinated indebtedness	—	4	—	—	—	—

Subtotal	1,263	3,377	2,914	2,189	1,770	2,180
Interest on Deposits	3,955	8,050	6,105	4,346	3,391	3,776

Total	5,218	11,427	9,019	6,535	5,161	5,956

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	(2)	2.14	2.13	1.38	2.60	1.95
Including interest on Deposits	(2)	1.34	1.37	1.13	1.55	1.35

U.S. GAAP (3)

Earnings:
Earnings before income taxes		4,338	3,575	710	2,974	2,515
Fixed charges, excluding interest on deposits		3,377	2,914	2,190	1,649	1,982

Subtotal		7,715	6,489	2,900	4,623	4,497
Interest on Deposits		8,050	6,105	4,346	3,391	3,776

Total		15,765	12,594	7,246	8,014	8,273

Fixed Charges:
Interest expense, excluding interest on deposits		3,169	2,729	1,978	1,437	1,770
Interest component of rental expense (1)		204	185	211	212	219
Interest capitalized		—	—	—	13	78
Amortization of subordinated indebtedness		4	—	—	—	—

Subtotal		3,377	2,914	2,189	1,662	2,067
Interest on Deposits		8,050	6,105	4,346	3,391	3,776

Total		11,427	9,019	6,535	5,053	5,843

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits		2.28	2.23	1.32	2.78	2.18
Including interest on Deposits		1.38	1.40	1.11	1.59	1.42
1)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.
2)	Earnings for the quarter ended April 30, 2008 were inadequate to cover fixed charges as calculated under Canadian GAAP (both excluding and including interest on deposits) by C$4,293 million.
3)	No U.S. GAAP information is provided for the six months ended April 30, 2008 because a U.S. GAAP reconciliation was not yet required for this period.